INVESTOR CONTACT: Kevin Thompson Chief Financial Officer 303-365-3813 kthompson@htlf.com MEDIA CONTACT: Ryan Lund SVP, Director of Corporate Communications 952-746-0439 rlund@htlf.com HTLF Announces Sale of Rocky Mountain Bank Divestiture Increases HTLF’s Focus on Strategic Markets and Core Businesses Denver – February 12, 2023 – HTLF (NASDAQ: HTLF) announced today its wholly- owned subsidiary HTLF Bank has signed definitive agreements to sell all nine of its Rocky Mountain Bank (RMB) division branches in Montana, along with all associated deposits and certain related assets, to two purchasers. Per the terms of the agreements, six RMB branches (two in Billings, one each in Bozeman, Plentywood, Stevensville and Whitehall) will be sold to Glacier Bank, and three RMB branches (Bigfork, Kalispell and Plains) will be sold to Stockman Bank of Montana. The sale includes approximately $594 million of deposits and $363 million in gross loans. The planned sales will improve capital and increase the efficiency of HTLF’s footprint, aligning with HTLF 3.0, the company’s strategic plan to better serve customers and drive efficiency, enhance revenue growth, deliver higher return on assets and more efficient use of capital. HTLF intends to strategically reinvest sales proceeds in talent, technology and other existing markets where it has greatest growth potential. The transactions are expected to close in late third quarter or early fourth quarter of this year. Keefe, Bruyette & Woods, A Stifel Company, served as HTLF’s financial advisor and Otteson Shapiro LLP served as HTLF’s legal counsel. About HTLF Heartland Financial USA, Inc. is a Denver, Colorado-based bank holding company operating under the brand name HTLF, with assets of $19.4 billion as of December 31, 2023. HTLF’s banks serve customers in the West, Southwest and Midwest regions. HTLF

### is committed to serving the banking needs of privately owned businesses, their owners, executives and employees. Our core commercial business is supported by a strong retail banking operation, in addition to a diversified line of financial services including treasury management, wealth management and investments. Additional information is available at www.htlf.com. Forward-Looking Statements Certain statements in this release may constitute forward-looking statements, which can be identified by words such as “may,” “intend”, “believe”, “expect,” “anticipate”, “continue,” or other comparable words and references to future periods. These statements involve a number of risks and uncertainties, and HTLF cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports HTLF files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. ###